Results of a Special Meeting of Shareholders
On October 21, 2005, a Special Meeting of Shareholders was held for the following purposes:
1) to approve a new management agreement and 2) to elect
Directors. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

Item Voted On            Votes For   Votes Against
New Management Agreement 8,585,558.702 171,863.169

                         Abstentions   Broker Non-Votes
                         384,863.374   528,864.000





Election of Directors1
Nominees:              Votes For       Authority  Withheld
Dwight B. Crane        9,229,109.314   442,039.931
Burt N. Dorsett        9,216,208.265   454,940.980
Elliot S. Jaffe        9,220,701.122   450,448.123
Stephen E. Kaufman     9,216,173.990   454,975.255
Cornelius C. Rose, Jr. 9,226,415.546   444,733.699
R. Jay Gerken          9,226,463.941   444,685.304


                       Abstentions      Broker Non-Votes
                       0.000            0.000
                       0.000            0.000
                       0.000            0.000
                       0.000            0.000
                       0.000            0.000
                       0.000            0.000
                       0.000            0.000
                       0.000            0.000






1 Directors are elected by the shareholders of the Fund.